Exhibit 10.4

Date

Notice of Grant of Restricted Stock Units (Employee)

Award Details

Name : Address : Employee ID : Award Amount : Grant ID :Date of Grant: Award Type : Vesting Schedule :Expiration Date :Deadline to Accept : 30 days from grant notification

Award Vesting Summary

The Forfeiture Restrictions on the Restricted Stock Units granted pursuant to the Restricted Stock Unit Agreement (the “Agreement”) will expire and the Restricted Stock Units will vest and become nonforfeitable as set in Section 6 of the Agreement, as detailed in the table above under “Vesting Schedule”; provided, however, that the vesting of the Restricted Stock Units shall be subject to the standard methodology for handling fractions of vested Restricted Stock Units that is applied by the Company’s third-party Restricted Stock Unit administrator; provided further, however, that, except as otherwise provided in the Agreement or any applicable employment agreement, such unvested Restricted Stock Units will become vested Restricted Stock Units on such dates only if you remain in the employ of or a service provider to the Company or its Subsidiaries continuously from the Date of Grant through the applicable vesting date.

Notwithstanding the foregoing, following a Change in Control, any Restricted Stock Units that are unvested on the date of the Change in Control shall vest with respect to one eighteenth of all such unvested Restricted Stock Units on the one month anniversary of the Change in Control and thereafter with respect to an additional one eighteenth of all such unvested Restricted Stock Units at the time of the Change in Control on each subsequent month anniversary of the Change in

Control such that the Restricted Stock Units will be 100% vested on the eighteenth month anniversary of the Change in Control, in each case, so long as you remain in the employ of or a service provider to the Company or its Subsidiaries continuously from the Date of Grant through the applicable vesting date; provided, however, that if 100% of the Restricted Stock Units would otherwise become vested pursuant to the vesting rules set forth in the preceding paragraph prior to the eighteenth month anniversary of the date of the Change in Control, then the Restricted Stock Units will become vested in accordance with such vesting rules.

The Restricted Stock Units shall not be settled with a fraction of a share of Stock, and, on the expiration date of the Restricted Stock Units, any fraction of a share of Stock, unless otherwise determined by the Committee, shall be canceled and terminated without consideration.

Settlement Event

Stock will become issuable (which Stock will be fully transferable when issued) and Dividend Equivalents payable to you on the date of vesting of the Restricted Stock Units, which is referred to as the Settlement Event. Absent a provision in the Agreement or the Plan to the contrary, Stock and Dividend Equivalents with respect to vested Restricted Stock Units will be delivered to you no later than 45 days following the Settlement Event. If you elect to pay required withholding taxes by having the Company withhold, or not issue in settlement of the RSUs, and the Company approves that request, then shares of Stock equal in Fair Market Value to the amount of required withholding taxes, the Company is hereby authorized to give instructions to the Company’s third-party Restricted Stock Unit administrator in connection therewith.

Online Grant Acceptance

By your acceptance of the Restricted Stock Units, you hereby acknowledge your receipt of the Restricted Stock Units granted on the Date of Grant indicated above, which have been issued to you under the terms and conditions of this Notice of Grant, the Second Amended and Restated  Long Term Incentive Plan (the “Plan”) and the Agreement, including the vesting and risk of forfeiture provisions set forth therein. Capitalized terms used but not defined in this Notice of Grant shall have the meanings set forth in the Plan or the Agreement.

By your acceptance of the Restricted Stock Units, you agree to the following provisions of this paragraph. You acknowledge and agree that (a) you are not relying upon any written or oral statement or representation of the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (the “Company Parties”) regarding the tax effects associated with your acceptance of the Restricted Stock Units and your receipt and holding of the Restricted Stock Units, and (b) in deciding to accept the Restricted Stock Units, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted.  You hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with your acceptance of the Restricted Stock Units and your receipt and holding of the Restricted Stock Units. You consent to receive documents from the Company and any plan administrator by means of electronic delivery, provided that such delivery complies with applicable law, including, without limitation, documents pursuant or relating to any equity award granted to you under the Plan or any other current or future equity or other benefit plan of the Company (collectively, a “Company Plan”).  This consent shall be effective for the entire time that you are a participant in a Company Plan.